UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section
14(a) of the Securities
Exchange Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:

[X]	Preliminary proxy statement
[ ]	Definitive proxy statement
[ ]	Definitive additional materials
[ ]	Soliciting Material Under Rule 14a-12

PURE PHARMACEUTICALS CORPORATION
(Name of Registrant as Specified in Its Charter)

________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transactions applies:
	(3)	Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

PURE PHARMACEUTICALS CORPORATION
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD •, 2010

To the Shareholders:

NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders (the “Meeting”) of PURE PHARMACEUTICALS CORPORATION, a Nevada corporation (the “Company”), will be held at Pure Pharmaceuticals Corporation, 1594 Stone Mill Park, Bellona, New York 14415 on •, 2010, at 10:00 a.m., Local Time, for the following purposes:

1)	To approve an amendment to the Company’s Articles of Incorporation to effect a reverse stock split of 84 to 1, without changing the authorized capital thereof.

2)	To approve an amendment to the Company’s Articles of Incorporation to change the name of the Company to “Pure Minerals, Inc.”

3)	To transact such other business as may properly be brought before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on •, 2010 as the record date for the Meeting. Only shareholders of record on the stock transfer books of the Company at the close of business on that date are entitled to notice of, and to vote at, the Meeting.

Important Notice Regarding the Availability of
Proxy Materials for the Shareholders
Meeting to be Held on •, 2010

The proxy statement and annual report to shareholders are available under www.sec.gov.

By Order of the Board of Directors

/s/ Roger Gordon
ROGER GORDON
CHAIRMAN AND PRESIDENT

Dated: Bellona, New York
•, 2010

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE
URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY
IN THE ENVELOPE THAT IS PROVIDED, WHICH REQUIRES NO
POSTAGE IF MAILED IN THE UNITED STATES.

PURE PHARMACEUTICALS CORPORATION
1594 STONE MILL PARK
BELLONA, NEW YORK 14415
PROXY STATEMENT
FOR SPECIAL MEETING OF SHAREHOLDERS

INTRODUCTION

This Proxy Statement is being furnished to shareholders by the Board of Directors of Pure Pharmaceuticals Corporation, a Nevada corporation (the “Company”), in connection with the solicitation of the accompanying Proxy for use at the Special Meeting of Shareholders of the Company (the “Meeting”) to be held at Pure Pharmaceuticals Corporation, 1594 Stone Mill Park, Kimberton, New York, 14415 on <>, 2010, at 10:00 A.M., Local Time, or at any adjournment thereof.

The principal executive offices of the Company are located at 1594 Stone Mill Park, Bellona, New York 14415. The approximate date on which this Proxy Statement and the accompanying Proxy will first be sent or given to shareholders is •, 2010.

RECORD DATE AND VOTING SECURITIES

Only shareholders of record at the close of business on •, 2010, the record date (the “Record Date”) for the Meeting, will be entitled to notice of, and to vote at, the Meeting and any adjournment thereof. As of the close of business on the Record Date, there were 12,600,000 outstanding shares of common stock, $0.001 par value. Each of such shares is entitled to one vote. There was no other class of voting securities of the Company outstanding on that date. A majority of the outstanding shares present in person or by proxy is required for a quorum.

VOTING OF PROXIES

Shares of Common Stock represented by Proxies, which are properly executed, duly returned and not revoked, will be voted in accordance with the instructions contained therein. If no specification is indicated on the Proxy, the shares of Common Stock represented thereby will be voted:

1)

for the election as Directors of the persons who have been nominated by the Board of Directors To approve an amendment to the Company’s Articles of Incorporation to effect a reverse stock split of 84 to 1, without changing the authorized capital thereof;

2)	To approve an amendment to the Company’s Articles of Incorporation to change the name of the Company to “Pure Minerals, Inc.”; and

3)	To transact such other business as may properly be brought before the meeting or any adjournment thereof.

If a signed Proxy Card is returned by a stockholder and expressly reflects an abstention upon any proposal, the shares evidenced thereby will be counted towards the quorum necessary to convene the meeting. Abstentions and broker non-votes are not counted as votes cast on any matter to which they relate. The execution of a Proxy will in no way affect a shareholders' right to attend the Meeting and vote in person. Any Proxy executed and returned by a shareholder may be revoked at any time thereafter if written notice of revocation is given to the Secretary of the Company prior to the vote to be taken at the Meeting, or by execution of a subsequent proxy which is presented to the Meeting, or if the shareholder attends the Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation.

The cost of solicitation of the Proxies being solicited on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mails, proxy solicitation may be made by telephone, telegraph and personal interview by officers, directors and employees of the Company. The Company will, upon request, reimburse brokerage houses and persons holding Common Stock in the names of their nominees for their reasonable expenses in sending soliciting material to their principals.

MEETINGS

During the year ended September 30, 2009 no board meetings were held. The Company does not have a policy concerning director attendance at the Company's Special Meeting.

The Board of Directors does not have a Nominating Committee, the customary functions of which are performed by the entire Board of Directors. The Board of Directors has determined that it is appropriate not to have a nominating committee because of the relatively small size of the Company.

The Board of Directors considers recommendations for director nominees from a wide variety of sources, including business contacts, community leaders, third-party advisory services and members of management. The Board of Directors also considers shareholder recommendations for director nominees that are properly received in accordance with the Company's Bylaws and applicable rules and regulations of the Securities and Exchange Commission (the “SEC”).

The Board of Directors believes that all of its directors should have the highest personal integrity and have a record of exceptional ability and judgment. The Board of Directors also believes that its directors should ideally reflect a mix of experience and other qualifications. There is no firm requirement of minimum qualifications or skills that candidates must possess. The Board of Directors evaluates director candidates based on a number of qualifications, including their independence, judgment, leadership ability, expertise in the industry, experience developing and analyzing business strategies, financial literacy, risk management skills, and, for incumbent directors, his or her past performance.

The Board of Directors initially evaluates a prospective nominee on the basis of his or her resume and other background information that has been made available to them. A member of the Board of Directors will contact for further review those candidates who they believe are qualified, who may fulfill a specific Board of Directors need and who would otherwise best make a contribution to the Board of Directors.

AUDIT COMMITTEE

The Board of Directors does not have an Audit Committee. Management has primary responsibility for the Company's internal accounting controls and financial reporting process. The independent registered public accounting firm, Dale Matheson Carr-Hilton LaBonte LLP (“DMCL”), is responsible for performing an independent audit of the Company's consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and to issue a report as a result of such audit and to issue an attestation of management's assertion of the Company's internal control over financial reporting.

COMPENSATION COMMITTEE

The Board of Directors does not have a Compensation Committee because of the relatively small size of the Company and that no monetary compensation or equity compensation has been paid to Directors or management since the inception of the Company.

SECURITY OWNERSHIP

The following table sets forth information concerning ownership of the Company's Common Stock, as of the Record Date, by each person known to be the beneficial owner of more than five percent of the Common Stock, each director, nominees for director, and by all directors and executive officers of the Company as a group:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percentage of Class
Common Stock	Roger Gordon, P.O. Box 55 1594 Stone Mill Park Bellona, NY 14415	3,750,000 (Direct)	29.8%
Common Stock	Charlie Lee, P.O. Box 55 1594 Stone Mill Park Bellona, NY 14415	2,250,000 (Direct)	17.9%
Common	Directors and officers as a Group	6,000,000	47.6%

(1)	No other shareholders presently own five percent or more of our total outstanding shares.
(2)	The Company has no issued or outstanding stock options.

ANY SHAREHOLDER OF THE COMPANY MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 2009 (WITHOUT EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY WRITTEN REQUEST TO THE COMPANY'S PRESIDENT, PURE PHARMACEUTICALS CORPORATION, 1594 STONE MILL PARK, BELLONA, NEW YORK 14415.

PROPOSAL 1

AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO EFFECT AN 84
TO 1 REVERSE STOCK WITHOUT CHANGING THE AUTHORIZED CAPITAL THEREOF

The Company proposes to authorize an amendment to the Company’s Articles of Incorporation to effect a reverse split of all outstanding shares of the Company's Common Stock by a ratio of 84 to 1, without effecting a reduction in the authorized capital of the Company. The effect of this amendment will be to increase the number of shares of Common Stock which may be issued in the future, including shares of Common Stock which may be issued in connection with a proposed business combination with 7167415 Canada Inc. (“7167415”) described below. Shareholders are not being asked to vote on the business combination with 7167415.

If the shareholders elect to implement the reverse stock split, each issued and outstanding share of Common Stock would automatically be changed into a fraction of a share of Common Stock in accordance with the ratio of 84 for 1. The par value of the Common Stock would remain unchanged at $0.001 per share, and the number of authorized shares of Common Stock would remain unchanged. Any fractional shares resulting from the reverse stock split will be rounded up to the nearest whole number. The reverse stock split would become effective upon filing the amendment to the Company's Articles of Incorporation with the Secretary of State of the State of Nevada.

Status	Number of Share Authorized	Number of Shares Issued and Outstanding	Number of Shares Authorized But Unissued
Pre-Reverse Split	100,000,000	12,600,000	87,400,000
Post- Reverse Split	100,000,000	150,000	99,850,000

REASONS FOR THE REVERSE STOCK SPLIT

The Board believes that the current per-share price of the Common Stock has limited the effective marketability of the Common Stock because of the reluctance of many brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold them in their own portfolios. Further, analysts at many brokerage firms do not monitor the trading activity or otherwise provide research coverage of lower priced or penny stocks. Certain policies and practices of the securities industry may tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of these policies and practices involve time-consuming procedures that make the handling of lower priced stocks economically unattractive. The brokerage commission on a sale of lower priced stock also may represent a higher percentage of the sale price than the brokerage commission on a higher priced issue. Any reduction in brokerage commissions resulting from a reverse stock split may be offset, however, by increased brokerage commissions required to be paid by shareholders selling "odd lots" created by the reverse stock split.

The effective increase in the authorized number of unissued shares of Common Stock that would result from the reverse stock split could have a number of effects on the Company's shareholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company.

Similarly, the issuance of additional shares to certain persons allied with the Company's management could have the effect of making it more difficult to remove the Company's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. Except as further discussed herein, the Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device. Except for the proposed transaction with 7167415, ‘The Company does not have any current intent to issue the shares that are newly available as a result of the reverse stock split.

In evaluating the reverse stock split, the Company's Board of Directors also took into consideration negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock splits held by many investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels. The Board, however, determined that these negative factors were outweighed by the potential benefits.

POTENTIAL EFFECTS OF THE REVERSE STOCK SPLIT

The immediate effect of a reverse stock split would be to reduce the number of shares of Common Stock outstanding, and possibly to increase the trading price of the Company's Common Stock. However, the effect of any reverse stock split upon the market price of the Company's Common Stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances is varied. The Company cannot assure you that the trading price of the Company's Common Stock after the reverse stock split will rise in exact proportion to the reduction in the number of shares of the Company's Common Stock outstanding as a result of the reverse stock split. Also, as stated above, the Company cannot assure you that a reverse stock split would lead to a sustained increase in the trading price of the Company's Common Stock, or that the trading price would reach any of the thresholds required by the NASDAQ markets. The trading price of the Company's Common Stock may change due to a variety of other factors, including the Company's operating results, other factors related to the Company's business, and general market conditions.

EFFECTS ON OWNERSHIP BY INDIVIDUAL SHAREHOLDERS

If the Company implements the reverse stock split, the number of shares of Common Stock held by each shareholder would be reduced by dividing the number of shares held immediately before the reverse stock split by 85 and then rounding up to the nearest whole share. The reverse stock split would affect the Company's Common Stock uniformly and would not affect any common stock shareholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that whole shares will be exchanged in lieu of fractional shares.

EFFECT ON OPTIONS, WARRANTS AND OTHER SECURITIES

The Company does not have any outstanding options, warrants, notes, debentures or other securities entitling their holders to purchase shares of the Company's Common Stock and thus the proposed amendment will not have any effect on such securities.

OTHER EFFECTS ON OUTSTANDING SHARES

If a reverse stock split were implemented, the rights of the outstanding shares of Common Stock would remain the same after the reverse stock split.

The reverse stock split may result in some shareholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. As a result, the Company is subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed reverse stock split would not affect the registration of the Common Stock under the Securities Exchange Act.

AUTHORIZED SHARES OF COMMON STOCK

The reverse stock split, if implemented, would not change the number of authorized shares of the Company's Common Stock as designated by the Company's Articles of Incorporation, as amended. Therefore, because the number of issued and outstanding shares of Common Stock would decrease, the number of shares remaining available for issuance of the Company's Common Stock would increase.

PROPOSED BUSINESS COMBINATION WITH 7167415

On March •, 2010 ,the Company, entered into a share exchange agreement (the “Share Exchange Agreement”) with the shareholders of 7167415. Pursuant to the Share Exchange Agreement, all of the outstanding shares of 7167415 will be acquired by the Company, with 71674105 continuing as a wholly-owned subsidiary of the Company (the “Share Exchange ”). In connection with the Share Exchange, the Company acquired 100% of the outstanding capital stock of 7167415 and the stockholders of 7167415 will receive shares of preferred stock of a subsidiary of the Company exchangeable for 7,500,000 shares of the Company’s common stock.

As a result of the Share Exchange, the stockholders of 7167415 will control approximately 98% of the Company’s outstanding common stock, holding 7,350,000 of the 7,500,000 outstanding shares (after giving effect to the reverse stock split), and 7167415 is considered the accounting acquirer in the Share Exchange . The Company was a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) immediately prior to the Share Exchange. As a result of the Share Exchange, the Company’s operations will now be focused in exploration for minerals on 7167425’s properties in Quebec, Canada. Consequently, the Company believes that the Share Exchange will cause the Company to cease being a shell company as it will no longer have nominal operations.

In addition, pursuant to the Share Exchange Agreement, Roger Gordon will submit his resignation as an officer and director of the Company and Charlie Lee as Secretary and Principal Financial Officer of the Company, and Nicolas Matossian, Charles Buisson and Andrew Gertler will be appointed to serve as members of the board of directors of the Company, all of which will be effective following the expiration of the ten day period following the mailing of the information statement required by Rule 14f-1 under the Exchange Act. Upon the consummation of the Share Exchange, Roger Gordon will resign as President and Chief Executive Officer, Nicolas Matossian will be appointed to serve as Chief Executive Officer, President and Chief Financial Officer of the Company, and Joseph P. Galda will be elected Corporate Secretary.

Prior to the transaction with 7167415, we were in the business of seeking business opportunities in the area of expertise of the Company's principal stockholder, Mr. Roger Gordon, being biological and/or medical products for animal use. The Company operated in the field of generic animal health and nutrition products, specifically medicated feed additives (MFAs). Due the extraordinary circumstances facing the world economy in 2008, and its particular effects on the MFA industry, the Company discontinued its prior operations and began exploring its options for any strategies which will maximize shareholder value. As a result of this review, the Board determined to enter into the Share Exchange Agreement with the shareholders of 7167415.

Business of 7167415

7167415 is in the business of mineral exploration and development. 7167415 has acquired or entered into agreements to acquire 71 mineral claims in North Western Quebec covering approximately 10,000 acres in the Temiscamingue region. These claims contain several mineralizations worthy of further exploration or of development. According to geological exploration previously done by prior owners on its claims, several showings and anomalies indicate a potential for gold, platinum, uranium, nickel and rare earths. In addition a number of kimberlitic pipes (diamond bearing) have been identified which warrant further work. Lastly, 7167415’s claims contain a large diabase (granite deposit) reportedly containing up to 9 million cubic meters of black and compact granite (nero canadiensis).

An exploration program of 7167415’s mineral claims is required before a final determination as to their viability can be made. The existence of commercially exploitable mineral deposits in its mineral claims is unknown at the present time and we will not be able to ascertain such information until we receive and evaluate the results of its exploration programs.

Description of Exploration Program

There are two simultaneous phases to 7167415’s proposed exploration program; firstly 7167415 will delineate the extent and quality of the granite dyke (diabase) with a view to determine its economic and commercial feasibility. 7167415 has engaged an independent geologist to prepare a reserve report for the diabase. There are several operating and marketing avenues open in the conventional quarrying and cutting of blocks. To that effect 7167415 will seek to ally itself with one or more major operator / marketer by way of a joint venture or other supply/operating arrangements.

In its other phase, 7167415 will retain the services of independent geologists to prepare a proposal for exploration work and costing out of the exploration work program. The exploration program will extend to the further work required for a better assessment of the Kimberlites, the gold, platinum and uranium showings. This work will define the priorities and financing needs for a full exploration program which the Company intends to fund through a subsequent flow through share issue.

Exploration Budget

Phase I (Granite)
Preparation of Reserve Report	$35,000
Drilling	$50,000
Mineral Sampling/Cutting	$50,000
Phase I Total	$135,000

Phase II (Other Mineral Exploration)
Airbone Magnetic Survey and Analysis	$400,000
Ground Geophysics (IP, EM and Mag)	$250,000
Diamond Drilling (3000 m.)	$350,000
Project Management and Reporting	$125,000
Phase II Total	$1,125,000

Project Total	$1,260,000

Quebec Properties

7167415 has also acquired a 100% interest in two large sets of mineral claims in the province of Quebec, Canada. We have not yet commissioned geological or technical reports on these properties and can give no data or other assurances regarding their value or exploration potential at this time. 7167415 plans to obtain independent reports regarding these properties in the near future. The following is a brief description of the Quebec properties and 7167415’s plans for conducting initial surveying and sampling on these claims:

Temiscamingue property

The Temiscamingue property is located in Northwest Quebec, 115 kilometers south of Rouyn Noranda and six kilometers south of the town of Belleterre. The project is accessible via regional and logging roads. Government regional stream sediment survey have identified many anomalies in the area. The property is strategically located between the claims of Superior Diamonds (adjacent to the north) where new kimberlites have recently been discovered and the property of Aurizon Mines (adjacent to the south) which has reported as much as 100 grams of gold per ton during till sampling with the objective of identifying the gold dispersion trains previously outlined. The Company has acquired a 100% undivided interest of 7900 acres in this mineral rich Temiscamingue region.

The property is eight kilometers south of the Belleterre Mine, a gold mine that was closed in 1989 due to a labor dispute. The mine, which had produced good grade gold, is scheduled to be reopened by Conway Resources Inc. in early 2010.

Regional Geology

The Superior Province is the largest Archean craton in the world, half of which is located in Québec. This craton is a highly prospective region for kimberlite exploration, meeting all four criteria for hosting economic grades of diamond-bearing kimberlite: 1) the presence of an Archean craton; 2) the refractive, relatively cool and low-density peridotitic root of the craton has been insulated against reheating and excessive tectonic reworking; 3) the presence of major tectonic structures; and 4) association of diamonds with other intrusive rocks. Four kimberlite fields have been identified in Québec, the Temiscamingue Field being one of these.

Local Geology

The Property over thrusts two geological structural provinces, intruded by granite-granodiorite-mafic and ultramafic rocks all faulted and sheared. Fault sets and lineaments intersect the Structural Thrust Front. It is on the Central-median ridge of the “Temiscamingue Lake Rift” and on the strike of many Diamond Kimberlite occurrences.

Stream sediment geochemistry points to strong anomalies for Gold, Nickel, Uranium, and Rare Earth Elements and many circular shape magnetic anomalies to be tested for their Kimberlitic potential. Seven of the Company’s claims were staked in 2006 specifically to cover a large double anomaly of uranium which represents the sixth highest content among the 1113 samples deposited with the Ministry of Natural Resources for the area.

PROCEDURE FOR EFFECTING THE REVERSE STOCK SPLIT AND EXCHANGE OF STOCK CERTIFICATES

If the Company's shareholders approve the proposed amendment to the Company's Articles of Incorporation to effect the reverse stock split, the reverse stock split would be implemented by filing the appropriate amendment to the Company's Articles of Incorporation with the Secretary of State of the State of Nevada, and the reverse stock split would become effective on the date of the filing.

As of the effective date of the reverse stock split, each certificate representing shares of the Company's Common Stock before the reverse stock split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of Common Stock resulting from the reverse stock split. All options, warrants, convertible debt instruments and other securities would also be automatically adjusted on the effective date.

The Company anticipates that its transfer agent will act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, shareholders and holders of securities convertible into the Company's Common Stock would be notified of the effectiveness of the Reverse Split. Shareholders of record would receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or "street name" would not be required to take any further actions to effect the exchange of their certificates. Instead, the holder of the certificate will be contacted. No new certificates would be issued to a shareholder until the shareholder has surrendered the shareholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the reverse stock split, rounded up to the nearest whole share. Shareholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

FRACTIONAL SHARES

The Company will not issue fractional shares in connection with any reverse stock split. Instead, any fractional share resulting from the reverse stock split would be rounded up to the nearest whole share.

ACCOUNTING CONSEQUENCES

The par value of the Company's Common Stock would remain unchanged at $.001 per share after the reverse stock split. Also, the capital account of the Company would remain unchanged, and the Company does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material federal income tax consequences of the reverse stock split and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, including banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well prospectively. This summary also assumes that the shares are held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of the shareholder. Each shareholder is urged to consult with the shareholder's own tax advisor with respect to the consequences of the reverse stock split.

No gain or loss should be recognized by a shareholder upon the shareholder's exchange of shares pursuant to the reverse stock split. The aggregate tax basis of the shares received in the reverse stock split would be the same as the shareholder's aggregate tax basis in the shares exchanged. The shareholder's holding period for the shares would include the period during which the shareholder held the pre-split shares surrendered in the reverse stock split.

The Company's beliefs regarding the tax consequence of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the reverse stock split may vary significantly as to each shareholder, depending upon the state in which he or she resides.

VOTE REQUIRED; MANNER OF APPROVAL; APPRAISAL RIGHTS

Approval to amend the Articles of Incorporation to effect a reverse stock split requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of the Company. Under the Nevada Revised Statutes, shareholders will not be entitled to exercise appraisal rights in connection with the Reverse Split, and the Company will not independently provide shareholders with any such right. Charlie Lee and Roger Gordon, holders of an aggregate of 47.6% of the outstanding shares of Common Stock, have indicated their intention to vote for the proposed amendment to the Articles of Incorporation to effect the reverse stock split as proposed.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE
ARTICLES OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT.

PROPOSAL 2

TO APPROVE AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION
TO CHANGE THE NAME OF THE COMPANY TO “PURE MINERALS, INC.”

In accordance with the decision by the Board of Directors of the Company to effectuate a change in the nature of the Company’s business operations, the Board of Directors has determined at this time that it may be in the best interests of the Corporation and its Shareholders to seek approval for a Name Change of the Company, and corresponding Amendment to the Articles of the Corporation, to “Pure Minerals, Inc.”

The objective of the proposed change in corporate name of the Company is deemed necessary to more accurately reflect the proposed business activities of the Company in its name. The Company believes that a name change will better communicate to the public the Company’s proposed and future nature of business operations.

The Board of Directors approved a resolution on •, 2010 to amend the Corporation’s Articles of Incorporation in accordance with the name change, subject to Shareholder approval. By approving this proposal, the Shareholders will authorize the Board of Directors to amend the Corporation’s Articles of Incorporation to “Pure Minerals Inc.”. The amendment presently embodies Article First changing the text to:

“The name of the corporation is Pure Minerals, Inc.”

After any name change it is anticipated that the Company’s trading symbol for the OTC Bulletin Board will be changed. Management expects formal implementation of the proposed name change with the Nevada Secretary of State to be completed as soon as practicable after the effective date of the approval by the Shareholders at the Special Meeting and the corresponding decision by the Board of Directors of the Company to effectuate any such Name Change.

VOTE REQUIRED; MANNER OF APPROVAL

Approval to amend the Articles of Incorporation to effect the name change requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of the Company. Charlie Lee and Roger Gordon, holders of an aggregate of 47.6% of the outstanding shares of Common Stock, have indicated their intention to vote for the proposed amendment to the Articles of Incorporation to effect the reverse stock split as proposed.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE
ARTICLES OF INCORPORATION TO EFFECT THE NAME CHANGE

PROPOSAL 3

OTHER MATTERS

As of the date of this Proxy Statement, management knows of no matters other than those set forth herein which will be presented for consideration at the Meeting. If any other matter or matters are properly brought before the Meeting or any adjournment thereof, the persons named in the accompanying Proxy will have discretionary authority to vote or otherwise act, with respect to such matters in accordance with their judgment. Proxy will have discretionary authority to vote or otherwise act, with respect to such matters in accordance with their judgment.

SHAREHOLDER PROPOSALS

In order to be considered for inclusion in the proxy materials to be distributed in connection with the next Annual Meeting of Shareholders of the Company, shareholders proposals for such meeting must be submitted to the Company no later than December 31, 2010.

On May 21, 1998 the Securities and Exchange Commission adopted an amendment to Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934, as amended. The amendment to Rule 14a-4(c) (1) governs the Company's use of its discretionary proxy voting authority with respect to a stockholder proposal which is not addressed in the Company's proxy statement. The new amendment provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year's proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

With respect to the Company's next Annual Meeting of Shareholders, if the Company is not provided notice of a shareholder proposal, which the shareholder has not previously sought to include in the Company's proxy statement, by <>, 2010 the Company will be allowed to use its voting authority as outlined above.

By Order of the Board of Directors
/s/ Roger Gordon
ROGER GORDON
CHAIRMAN AND PRESIDENT

ANNEX A

CERTIFICATE OF AMENDMENT TO
ARTICLES OF INCORPORATION OF
PURE PHARMACEUTICALS CORPORATION (A NEVADA CORPORATION)
PURSUANT TO NRS 78.385 AND 78.390

The undersigned, being the President and Chief Executive Officer of Pure Pharmaceuticals Corporation, Inc., a corporation existing under the laws of the State of Nevada, does hereby certify under the seal of the said corporation as follows:

1)	The name of the Corporation (hereinafter referred to as the "Corporation") is Pure Pharmaceuticals Corporation, Inc.

2)	The Articles of Incorporation of the Corporation is hereby amended by replacing Article FIRST, in its entirety as follows:

Article 1. The name of the Corporation is “Pure Minerals, Inc.”

3)	The Articles of Incorporation of the Corporation is hereby amended by replacing Article 3, in its entirety, with the following:

Article 3: The Corporation is authorized to issue one class of stock. This class of stock shall be Common Stock, par value $0.001. The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

Class	Number of Share Authorized	Par Value
Common	100,000,000	$0.001

The outstanding shares of Common Stock shall be reverse split on an eighty-four-for-one basis, rounded up to the nearest whole share, effective as of the effective date of this Certificate of Amendment. The number of authorized, but unissued shares shall not be affected by the Reverse Split.

4)

The amendment of the articles of incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation's Board of Directors and shareholders holding a majority of the voting power of the outstanding shares of Stock of the Corporation in accordance with the provisions of Sections 78.320 of the General Corporation Law of the State of Nevada.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Articles of Incorporation, as amended, to be signed by Roger Gordon, its President and Chairman, on • 2010.

Pure Pharmaceuticals Corporation

/s/ Roger Gordon
ROGER GORDON
CHAIRMAN AND PRESIDENT

ANNEX B

PROXY
PURE PHARMACEUTICALS CORPORATION
SPECIAL MEETING OF STOCKHOLDERS- •, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Roger Gordon with full power of substitution or revocation, proxies for the undersigned, to vote at the Special Meeting of the Stockholders of Pure Pharmaceuticals Corporation (the "Company"), to be held at 10:30 am, EST, on Friday, Pure Pharmaceuticals Corporation, 1594 Stone Mill Park, Bellona, New York 14415 on <>, 2010 and at any adjournment or adjournments thereof, according to the number of votes the undersigned might cast and with all powers the undersigned would possess if personally present.

(1) To approve an amendment to the Company’s Articles of Incorporation to effect a reverse stock split of 84 to 1, without changing the authorized capital thereof..

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

(2) To approve an amendment to the Company’s Articles of Incorporation to change the name of the Company to “Pure Minerals, Inc.”;

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

(3) In their discretion, upon the transaction of such other business as may properly come before the meeting; all as set forth in the Proxy Statement, dated March 20, 2010

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREIN BEFORE GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO ELECT THE NOMINEES AS DIRECTORS AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES OR PROXY WITH RESPECT TO ANY OTHER BUSINESS TRANSACTED AT THE SPECIAL MEETING.

ANNEX B (continued)

PROXY
PURE PHARMACEUTICALS CORPORATION
SPECIAL MEETING OF STOCKHOLDERS- •, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revokes any proxy or proxies heretofore given and acknowledges receipt of a copy of the Notice of Special Meeting and Proxy Statement.

The shares represented by this proxy will be voted on Items 1 to 3 as directed by the stockholder, but if no direction is indicated, will be voted FOR Items 1 and 3.

If you plan to attend the meeting please indicate below:

I plan to attend the meeting [ ]

Dated: _________________________, 2010

(Signature(s))
Please sign exactly as name(s) appear hereon.
When signing as attorney, executor,
administrator, trustee or guardian,
please give full title as such.

Please mark, date, and sign and mail this
Proxy in the envelope provided for this
purpose. No postage is required if
mailed in the United States.